PRESS RELEASE


PLAYERS SHAREHOLDERS TO RECEIVE $8.25 PER SHARE IN CASH AND STOCK IN SALE TO JACKPOT
DATELINE:  Atlantic City, New Jersey, February 9, 1999

PLAYERS INTERNATIONAL, INC. (NASDAQ: "PLAY") announced today that it has entered into an Agreement and Plan of Merger with Jackpot Enterprises Inc. (NYSE: "J") and a subsidiary of Jackpot, pursuant to which Players would be acquired by Jackpot, and Players stockholders would receive $8.25 per share, consisting of $6.75 per share in cash and $1.50 in Jackpot common stock for each share of Players common stock. The transaction, which was approved yesterday by the boards of directors of Players and Jackpot, would value Players, including approximately $160 million of net debt, at approximately $424 million. Donaldson, Lufkin & Jenrette Securities Corporation is serving as Players= financial advisor in connection with the Merger.

Closing of the merger is subject to a number of conditions, including approval by the shareholders of both companies, receipt of all necessary regulatory approvals, including the approvals of the Illinois, Louisiana, Nevada and Missouri gaming authorities, and financing of the transaction, as to which Players has been furnished with a "highly confident" letter from Merrill Lynch & Co. to Jackpot. The Merger is anticipated to close in the second half of this year.

Howard Goldberg, Chairman, President and Chief Executive Officer of Players, said, "This announcement represents the culmination of a process that was previously announced in November 1998, in which Players' board of directors instructed its financial advisor, Donaldson, Lufkin & Jenrette, to explore strategic alternatives designed to maximize shareholder value. We are pleased to have reached an agreement with Jackpot which recognizes the value that has been created in the Players' franchise and gives our employees an opportunity to join forces with a dynamic company that is taking major steps to become a significant presence in the gaming industry."

Players International, Inc. is a multi-jurisdictional casino and entertainment gaming company. The Company owns and operates riverboat casino facilities on the Ohio River in Metropolis, Illinois, in Lake Charles, Louisiana and in Maryland Heights, Missouri, a suburb of St. Louis.

The information contained in this news release, other than historical data, contains statements that are forward-looking, such as references to the closing of the Merger and the satisfaction of conditions to complete the transaction. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated future events and, accordingly, such events may differ from the anticipated events expressed in forward looking statements made herein.